Exhibit 8.1

[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]

November 18, 2010

To the Addressees Listed

on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2010-4

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2010-4 (the “Issuer”), as to certain matters in connection with the issuance of the $182,800,000 Class A-1 0.32522% Asset Backed Notes (the “Class A-1 Notes”), $223,000,000 Class A-2 0.96% Asset Backed Notes (the “Class A-2 Notes”), $90,327,000 Class A-3 1.27% Asset Backed Notes (the “Class A-3 Notes”), $53,846,000 Class B 1.99% Asset Backed Notes (the “Class B Notes”), $66,843,000 Class C 2.76% Asset Backed Notes (the “Class C Notes”), $65,730,000 Class D 4.20% Asset Backed Notes (the “Class D Notes”) and $17,454,000 Class E 6.40% Asset Backed Notes (the “Class E Notes” and collectively with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes, the “Notes”) which will be issued pursuant to an Indenture (the “Indenture”) dated as of November 2, 2010 between the Issuer and Wells Fargo Bank, National Association, as Trustee and Trust Collateral Agent (in such capacities, the “Trustee” and the “Trust Collateral Agent”, respectively) and the certificate (the “Certificate”) which will be issued pursuant to a Trust Agreement dated as of October 26, 2010, as amended and restated as of November 2, 2010 (the “Trust Agreement”) between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. The “Privately Placed Notes” include the Class E Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means, collectively, the Base Prospectus, the Preliminary Prospectus Supplement, the Supplemental Prospectus and the Prospectus Supplement. The term “Base Prospectus” means the prospectus dated November 7, 2007, included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-146701), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus Supplement” means the preliminary prospectus supplement dated November 4, 2010 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Supplemental Prospectus” means the supplement to the Preliminary Prospectus Supplement entitled “Supplement, dated November 9, 2010 (subject to completion) to Prospectus Supplement, dated November 4, 2010 (subject to completion) to Prospectus, dated November 7, 2007” specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Prospectus

To the Addressees Listed

on Schedule One Attached Hereto

November 18, 2010

Supplement” means the prospectus supplement dated November 10, 2010 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Preliminary Private Placement Memorandum” means the preliminary private placement memorandum dated November 4, 2010 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes. The term “Private Placement Memorandum” means the private placement memorandum dated November 10, 2010 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes. The term “PPM” means, together, the Preliminary Private Placement Memorandum and the Private Placement Memorandum.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement (the “Sale and Servicing Agreement”) dated as of November 2, 2010 among the Issuer, AmeriCredit, AFS SenSub and Wells Fargo Bank, National Association, as Backup Servicer and Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus, the PPM and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

To the Addressees Listed

on Schedule One Attached Hereto

November 18, 2010

(1) The Notes, other than the Class E Notes, will constitute indebtedness, and, although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan contacts, nor an equity interest in the trust or in a separate association taxable as a corporation or other taxable entity.

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences”, and the statements in the PPM under the heading “Material Federal Income Tax Consequences”, as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes, and it may not be relied on by any party without our expressed consent in writing; provided, however, copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities and Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof.

To the Addressees Listed

on Schedule One Attached Hereto

November 18, 2010

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc. AmeriCredit Automobile Receivables Trust 2010-4 801 Cherry Street, Suite 3500 Fort Worth, Texas 76102	Wells Fargo Securities, LLC, 301 S. College Street Charlotte, North Carolina 28288

AFS SenSub Corp. 2265 B Renaissance Drive, Suite 17 Las Vegas, Nevada 89119 Credit Suisse Securities (USA) LLC Eleven Madison Avenue, 5th Floor New York, New York 10010	Wells Fargo Bank, National Association, as Trustee, Backup Servicer and Trust Collateral Agent Sixth Street and Marquette Avenue, MAC N9311-161 Minneapolis, Minnesota 55479

Deutsche Bank Securities Inc.,

60 Wall Street, 3rd Floor

New York, New York 10005

J.P. Morgan Securities LLC

383 Madison Avenue, 31st Floor

New York, New York 10017

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Wilmington Trust Company,

as Owner Trustee

Rodney Square North,

1100 North Market Street

Wilmington, Delaware 19890

Standard & Poor’s Rating Services, a

Standard & Poor’s Financial Services

LLC Business

55 Water Street

New York, New York 10041

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019	Deloitte & Touche USA LLP Two World Financial Center, 15th Floor 225 Liberty Street New York, New York 10281-1414